Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 23rd day of December, 2005 (the “Effective Date”) by and between ZONAGEN, INC., a Delaware corporation (the “Company”), and LOUIS PLOTH, JR. (the “Employee”).
WITNESSETH
     WHEREAS, Employee is currently employed by the Company as its Vice President, Business Development and Chief Financial Officer pursuant to the terms of that certain Employment Agreement dated as of October 16, 1993, as amended by the First Amendment to Employment Agreement dated January 31, 2001, and as further amended by the Second Amendment to Employment Agreement dated October 29, 2002 (as amended, the “Prior Employment Agreement”); and
     WHEREAS, the Company and Employee desire to amend and restate the Prior Employment Agreement in its entirety and accept the terms and conditions of this Agreement in lieu of the terms and conditions under the Prior Employment Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Amendment and Restatement of Prior Employment Agreement. The Prior Employment Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and Employee. Upon such execution, all terms, conditions and rights granted in the Prior Employment Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.
     2. Employment.
     (a) The Company hereby employs the Employee and the Employee hereby accepts employment as the Vice President, Business Development and Chief Financial Officer of the Company, subject to the direction of the Board of Directors and the Company’s officers designated by the Board of Directors, and shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Board of Directors. The Employee agrees to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates, as may be required to perform the duties and responsibilities assigned to him by the Board of Directors to the best of his ability and with requisite diligence. If the Employee is appointed a director or elected to another executive officer position of the Company or any subsidiary thereof during the term of this Agreement, the Employee will serve in such capacity without further compensation.

     (b) The Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 3 hereof), with all applicable policies, rules and regulations of the Company.
     3. Term. Subject to the terms hereof, this Agreement shall commence on the Effective Date hereof and shall terminate on the first anniversary of the Effective Date (the “Initial Term”); provided, that this Agreement will automatically renew for successive one-year periods after the Initial Term (each an “Additional Term”) unless terminated in accordance with Section 7. The Initial Term together with any Additional Term shall be referred to herein as the “Term.”
     4. Compensation. For all services rendered under this Agreement, the Company agrees to pay to Employee during the Initial Term a base monthly salary of $16,625.00, payable in equal semi-monthly installments or on any other periodic basis consistent with the Company’s payroll procedures, subject only to such payroll and withholding deductions as are required by applicable federal and state laws. The base monthly salary for such Additional Term shall be reviewed approximately sixty days prior to the end of the then-current period; provided, however, that there is no assurance that the base monthly salary will be increased or remain the same for any subsequent Additional Term, such decision to be within the discretion of the Board of Directors. In addition, Employee shall be eligible to receive a bonus in addition to his base salary, in an amount and on such terms as the Board of Directors shall determine.
     5. Fringe Benefits; Expenses.
     (a) So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including, but not limited to, vacation policy, health insurance, dental insurance and pension or profit-sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.
     (b) The Company agrees to reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policy as in existence from time to time.
     6. Confidential Information and Non-Competition. The Employee has executed and agrees to comply with the Proprietary Information and Inventions and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein by reference.
     7. Termination.
     (a) At any time during the Term, the Company may, at its sole discretion, discharge the Employee, with or without “Cause”. Such termination shall be effective on delivery of written notice to the Employee of the Company’s election to terminate this Agreement under this Section 7. For purposes of this Agreement, the following events shall constitute “Cause”: (i) the conviction of the Employee by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, by the Employee of an act of fraud on the Company; (iii) the misappropriation, or attempted misappropriation, by the Employee of any funds or property of the Company; (iv) the continued and unreasonable failure by the Employee to perform in any material respect his obligations under the terms of this Agreement; (v) the knowing engagement by the Employee, without the written approval of the Board of Directors, in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy; (vi) the knowing engagement by the Employee, without the written approval of the Board of Directors, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement by the Employee in any activity that would constitute a material violation of the provisions of the Company’s Insider Trading Policy or Business Ethics Policy, if any, then in effect.
If the Company terminates the Employee’s employment under this Agreement for reasons other than Cause or if Employee terminates his employment for Good Reason (as defined below), then the Company shall, subject to the terms of this Section 7, pay to the Employee (or his estate or representative, as appropriate) an amount equal to twelve (12) months compensation at his then current salary, payable bi-monthly or in accordance with the Company’s payroll procedures, and shall continue to provide benefits in the kind and amounts provided up through the date of termination for the twelve (12) month period, including, without limitation, continuation of any Company-paid benefits as described in Section 5 of this Agreement for the Employee and his family. In the event that Employee has not obtained full-time employment with another company at the expiration of twelve (12) months following his termination of employment from the Company (except for Cause), Employee shall be entitled to continuation of benefits as provided herein under Company plans, at his own expense, until the earlier of the date he becomes a full-time employee of another company or the date of the last payment to Employee under Section 7(g) hereof. Under no circumstances shall the Employee be entitled to any compensation or continuation of benefits for any period of time following his termination if his termination is for Cause. If the Company terminates the Employee’s employment under this Agreement for reasons other than Cause, the Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that the Employee may have arising out of such termination as liquidated damages and not as a penalty, the twelve (12) month salary payments and continuation of Company-paid benefits as set forth above. The Employee hereby waives any and all rights that he may have to bring any cause of action or proceeding, as a result of such termination, except to enforce the Company’s obligation to pay amounts owing pursuant to this Section 7.
     (b) This Agreement will terminate automatically on the earliest to occur of: (i) the death or disability of the Employee; or (ii) the voluntary retirement of the Employee.
     (c) If at any time during the Term of this Agreement, the Employee is unable to perform effectively his duties hereunder because of physical or mental disability, the Company shall continue payment of compensation as provided in Section 4 hereof during the first six-month period of such disability to the extent not covered by the

Company’s disability insurance policies. On the expiration of such six-month period, the Company, at its sole discretion, may continue payment of the Employee’s salary for such additional periods as the Company elects or may terminate this Agreement without any further obligations thereunder. If the Employee should die during the Term of this Agreement, the Employee’s employment and the Company’s obligations hereunder shall terminate as of the last day of the month in which the Employee’s death occurs.
     (d) In the event that Employee terminates his employment for Good Reason or Employee’s employment is terminated by the Company without Cause within twelve months following a Change of Control (as defined below), Employee agrees that he will provide consulting services to the successor or acquiring company on terms to be mutually agreeable, provided that Employee shall not be obligated to work more than 10 days per month for the first six months following the Change of Control, two and a half days per month for the next six months, and six days a year for the remainder of the period during which Employee receives payments under Section 7(g) below. Employee shall be permitted to enter into employment with any other company to perform services to such company or pursue any other endeavor Employee desires, provided that any such activities shall not interfere with the above obligation to consult with the successor or acquiring company for the first six month period following the Change of Control, and under no circumstances shall Employee violate the terms of the Proprietary Information and Inventions and Non-Competition Agreement referenced in Section 6 of this Agreement. As used in this Agreement, “Good Reason” shall mean a material diminution in the title, powers, duties, responsibilities or functions of the Employee as described in Section 2 above within one year following the occurrence of a Change of Control.
     (e) At any time during the Term of this Agreement, the Employee may terminate this Agreement by giving at least thirty (30) days written notice to the Company of his intent to terminate this Agreement, with the date of termination to be specified in such notice.
     (f) If this Agreement is terminated by the Employee pursuant to Section 7(e) hereof, then the Company will have no obligation to pay any amount to the Employee other than amounts earned or accrued pursuant to Section 4 hereof, but which have not yet been paid, as of the date of termination.
     (g) In the event that Employee terminates his employment for Good Reason or Employee’s employment is terminated by the Company without Cause within twelve months following a Change of Control of the Company, the Employee shall receive a cash lump sum bonus payment of the amount necessary to provide him with the present value of the aggregate amount of payments (plus interest as described below) set forth in the schedule below. For this purpose, such present value shall be determined as of the closing of the Change of Control (i) assuming that a termination of Employee’s employment for one of the reasons described in the immediately preceding sentence will occur upon such closing date and (ii) using an annual interest rate equal to the prime rate posted by the bank that serves as the Company’s (or any successor’s) principal banking connection as of the closing date of the Change of Control. Such bonus payment shall be in consideration for (i) past services and services rendered in connection with the Change of Control and (ii) to the extent reasonable and to the extent necessary to avoid application of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the consulting services required to be rendered by Employee during the first twelve (12) months after a Change of Control pursuant to Section 6(d). Employee agrees to defer payment of such lump sum bonus payment (and any earnings thereon) in accordance with and upon the following schedule, subject only to such payroll and withholding deductions as are required by applicable federal and state laws. Such payments shall be in lieu of any other severance payments payable to Employee under Section 7(a) of this Agreement, provided however that Employee shall be entitled to continue to receive the benefits coverage for twelve (12) months following termination of employment as provided in such Section 7(a). All funds required to be paid to Employee pursuant to the terms hereof shall be segregated and contributed to the irrevocable Louis Ploth, Jr. Rabbi Trust, a copy of which is attached hereto as Exhibit B, by the Company or the successor or acquiring company for the benefit of the Employee upon closing of the Change of Control, and maintained there (subject to the terms of such trust regarding insolvency of the Company) until paid pursuant to the terms hereof in accordance with the following schedule:
     (a) On the closing of the Change of Control, the Employee’s then current monthly rate of base salary in effect on the date of closing of the Change of Control multiplied by twelve (12);
     (b) On the first, second, third, and fourth anniversary dates of the Change of Control, $75,000.00;
     (c) On the fifth anniversary date of the Change of Control, $62,500; and
     (d) On the sixth anniversary date of the Change of Control, $37,500
Such payments shall be made to Employee, or to his heirs or representative in the event of his death, and shall be credited with interest, from such due date until paid, at an annual rate equal to the prime rate posted by the bank that serves as the Employer’s (or any successor’s) principal banking connection as of the due date of the payment. Employee shall have the status of a general unsecured creditor of the Company with respect to the bonus payments required to be paid by the Company under this Section 7(g), and the Company’s obligation to pay such bonus constitutes a mere promise by the Company to make such payments in the future. Employee’s rights to receive such bonus payments shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Employee or any beneficiary of Employee. It is the intention of the parties hereto that this deferred bonus arrangement be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, to the extent applicable.

     (h) As used in this Agreement, a “Change of Control” shall mean:
     (i) the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of 30% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) hereof; or
     (ii) consummation after the Effective Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 30% of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction, as the case may be, (B) no Person (excluding (1) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the members of the Board in office immediately prior to such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction.
     8. Assignment by Employee. Except as otherwise expressly provided herein, the Employee agrees for himself, and on behalf of his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or any executor, administrator, heir, legatee, distributee or person claiming under the Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
     9. Successors of the Company. This Agreement shall be binding on and inure to the benefit of any Successor (as hereinafter defined) of the Company and any such Successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company; but no such substitution shall relieve such companies of their original obligations hereunder. This Agreement may not otherwise be assigned by the Company without the Employee’s consent to any person, firm, corporation, limited liability company, trust or other entity.
     10. Notices. All notices or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.
If to the Company:
Zonagen, Inc.
2408 Timberloch Place, Suite B-1
The Woodlands, Texas 77380
Attn: Joseph S. Podolski
If to the Employee:
Louis Ploth, Jr.
11124 Ponderosa Timbers Drive
Conroe, Texas 77385

     11. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.
     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     13. Severability. If any provision of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.
     14. Amendment. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof including, but not limited to, the Prior Employment Agreement. This Agreement may be modified only by an agreement in writing executed by all the parties hereto.
     15. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
     17. Cumulative Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY: ZONAGEN, INC.
By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EMPLOYEE:
By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.